Exhibit 26 (n) i.

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Massachusetts Mutual Life Insurance Company and

Policy owners of Massachusetts Mutual Variable Life Separate Account I:

We consent to the use, in this Post-Effective Amendment No. 29 to Registration Statement No. 033-23126 on Form N-6, of our report dated March 2, 2012 with respect to the statement of assets and liabilities of Massachusetts Mutual Variable Life Separate Account I as of December 31, 2011 and the related statements of operations and changes in net assets for each of the years or periods in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended and of our report dated February 22, 2012 with respect to the statutory statements of financial position of Massachusetts Mutual Life Insurance Company (the Company) as of December 31, 2011 and 2010 and the related statutory statements of income (loss), changes in surplus, and cash flows for each of the years in the three-year period ended December 31, 2011, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report relating to the Company’s statutory financial statements dated February 22, 2012 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance, (statutory accounting practices) which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. In addition, that report refers to the Company’s change in its method of accounting for other-than-temporary impairments of structured securities and deferred income tax assets in 2009.

/s/ KPMG LLP

Hartford, Connecticut

April 23, 2012